Exhibit 10.28

REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER)

WITH

QUALITY GOLD, INC.

MTM, INC.

GOLD LIMITED LIABILITY COMPANY

AND

LOGOART LLC

(BORROWERS)

Dated as of December 20, 2018

TABLE OF CONTENTS

Page

I.	DEFINITIONS	1

1.1.	Accounting Terms	1
1.2.	General Terms	1
1.3.	Uniform Commercial Code Terms	23
1.4.	Certain Matters of Construction	24

II.	ADVANCES, PAYMENTS	24

2.1.	Revolving Advances	24
2.2.	Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances	25
2.3.	Term Loans	26
2.4.	Reserved	26
2.5.	Disbursement of Advance Proceeds	26
2.6.	Reserved	27
2.7.	Maximum Advances	27
2.8.	Manner and Repayment of Advances	27
2.9.	Repayment of Excess Advances	27
2.10.	Statement of Account	27
2.11.	Letters of Credit	28
2.12.	Issuance of Letters of Credit	28
2.13.	Requirements For Issuance of Letters of Credit	29
2.14.	Disbursements, Reimbursement	29
2.15.	Reserved	29
2.16.	Documentation	29
2.17.	Determination to Honor Drawing Request	29
2.18.	Nature of Participation and Reimbursement Obligations	29
2.19.	Liability for Acts and Omissions	31
2.20.	Mandatory Prepayments	32
2.21.	Use of Proceeds	32
2.22.	Reserved	32
2.23.	Payment of Obligations	32

III.	INTEREST AND FEES	33

3.1.	Interest	33
3.2.	Letter of Credit Fees	33
3.3.	Reserved	34
3.4.	Collateral Evaluation Expenses	34
3.5.	Computation of Interest and Fees	35
3.6.	Maximum Charges	35
3.7.	Increased Costs	35
3.8.	Basis For Determining Interest Rate Inadequate or Unfair	36
3.9.	Capital Adequacy	36
3.10.	Taxes	37

i

IV.	COLLATERAL: GENERAL TERMS	37

4.1.	Security Interest in the Collateral	37
4.2.	Perfection of Security Interest	38
4.3.	Preservation of Collateral	38
4.4.	Ownership and Location of Collateral	38
4.5.	Defense of Lender’s Interests	39
4.6.	Inspection of Premises	39
4.7.	Appraisals	39
4.8.	Receivables; Deposit Accounts and Securities Accounts	39
4.9.	Inventory	41
4.10.	Maintenance of Equipment	41
4.11.	Exculpation of Liability	41
4.12.	Financing Statements	41

V.	REPRESENTATIONS AND WARRANTIES	42

5.1.	Authority	42
5.2.	Formation and Qualification	42
5.3.	Survival of Representations and Warranties	42
5.4.	Tax Returns	42
5.5.	Financial Statements	43
5.6.	Entity Names	43
5.7.	O.S.H.A.	43
5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	44
5.9.	Patents, Trademarks, Copyrights and Licenses	45
5.10.	Licenses and Permits	45
5.11.	Default of Indebtedness	45
5.12.	No Default	45
5.13.	No Burdensome Restrictions	45
5.14.	No Labor Disputes	45
5.15.	Margin Regulations	45
5.16.	Investment Company Act	46
5.17.	Disclosure	46
5.18.	Delivery of HSBC Facility Agreements	46
5.19.	Beneficial Owners	46
5.20.	Swaps	46
5.21.	Business and Property of Borrowers	46
5.22.	Ineligible Securities	46
5.23.	Reserved	46
5.24.	Equity Interests	46
5.25.	Commercial Tort Claims	47
5.26.	Letter of Credit Rights	47
5.27.	Material Contracts	47

VI.	AFFIRMATIVE COVENANTS	47

6.1.	Compliance with Laws	47
6.2.	Conduct of Business and Maintenance of Existence and Assets	47
6.3.	Books and Records	47
6.4.	Payment of Taxes	47
6.5.	Financial Covenants	48
6.6.	Insurance	48
6.7.	Payment of Indebtedness and Leasehold Obligations	49
6.8.	Environmental Matters	49
6.9.	Standards of Financial Statements	50
6.10.	Reserved	50
6.11.	Execution of Supplemental Instruments	50
6.12.	Reserved	50
6.13.	Government Receivables	50
6.14.	Keepwell	50

VII.	NEGATIVE COVENANTS	51

7.1.	Merger, Consolidation, Acquisition and Sale of Assets	51
7.2.	Creation of Liens	51
7.3.	Guarantees	51
7.4.	Investments	51
7.5.	Loans	51
7.6.	Reserved	51
7.7.	Dividends	51
7.8.	Indebtedness	51
7.9.	Nature of Business	51
7.10.	Transactions with Affiliates	52
7.11.	Reserved	52
7.12.	Subsidiaries	52
7.13.	Fiscal Year and Accounting Changes	52
7.14.	Pledge of Credit	52
7.15.	Amendment of Organizational Documents	52
7.16.	Compliance with ERISA	52
7.17.	Prepayment of Indebtedness	52
7.18.	HSBC Facility	53
7.19.	HSBC Facility Agreements	53
7.20.	Membership / Partnership Interests	53

VIII.	CONDITIONS PRECEDENT	53

8.1.	Conditions to Initial Advances	53
8.2.	Conditions to Each Advance	54

IX.	INFORMATION AS TO BORROWERS	54

9.1.	Disclosure of Material Matters	54
9.2.	Borrowing Base; Schedules	54
9.3.	Environmental	54
9.4.	Litigation	55
9.5.	Material Occurrences	55
9.6.	Memo Inventory	55
9.7.	Annual Financial Statements	55
9.8.	Quarterly Financial Statements	55
9.9.	Beneficial Ownership; KYC	56
9.10.	Other Reports	56
9.11.	Additional Information	56
9.12.	Projected Operating Budget	56
9.14.	Notice of Suits, Adverse Events	56
9.15.	ERISA Notices and Requests	57
9.16.	Additional Documents	57
9.17.	Updates to Certain Schedules	57
9.18.	Financial Disclosure	57

X.	EVENTS OF DEFAULT	58

10.1.	Nonpayment	58
10.2.	Breach of Representation	58
10.3.	Financial Information	58
10.4.	Judicial Actions	58
10.5.	Noncompliance	58
10.6.	Judgments	58
10.7.	Bankruptcy	58
10.8.	Material Adverse Effect	59
10.9.	Lien Priority	59
10.10.	HSBC Facility Default	59
10.11.	Cross Default	59
10.12.	Breach of Guaranty or Pledge Agreement	59
10.13.	Change of Control	59
10.14.	Invalidity	59
10.15.	Seizures	60
10.16.	Pension Plans	60
10.17.	Anti-Terrorism Laws	60

XI.	LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT	60

11.1.	Rights and Remedies	60
11.2.	Lender’s Discretion	61
11.3.	Setoff	61
11.4.	Rights and Remedies not Exclusive	62
11.5.	Allocation of Payments After Event of Default	62
11.6.	Appointment of Receiver	62

XII.	WAIVERS AND JUDICIAL PROCEEDINGS	63

12.1.	Waiver of Notice	63
12.2.	Delay	63
12.3.	Jury Waiver	63

XIII.	EFFECTIVE DATE AND TERMINATION	63

13.1.	Term	63
13.2.	Termination	63

XIV.	RESERVED	64

XV.	BORROWING AGENCY	64

15.1.	Borrowing Agency Provisions	64
15.2.	Waiver of Subrogation	65
15.3.	Cross Guaranty	65
15.4.	Subordination	65
15.5.	Fraudulent Transfer Limitation	65
15.6.	Contribution Among Borrowers	66

XVI.	MISCELLANEOUS	66

16.1.	Governing Law	66
16.2.	Entire Understanding	67
16.3.	Successors and Assigns; Participations; New Lenders	67
16.4.	Application of Payments	68
16.5.	Indemnity	69
16.6.	Notice	70
16.7.	Survival	71
16.8.	Severability	71
16.9.	Expenses	71
16.10.	Injunctive Relief	71
16.11.	Consequential Damages	72
16.12.	Captions	72
16.13.	Counterparts; Facsimile Signatures	72
16.14.	Construction	72
16.15.	Confidentiality; Sharing Information	72
16.16.	Publicity	73
16.17.	Certifications From Banks and Participants; USA PATRIOT Act	73
16.18.	Anti-Terrorism Laws	73

v

LIST OF SCHEDULES

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(j)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)(i)	Litigation
Schedule 5.8(b)(ii)	Indebtedness
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.24	Equity Interests
Schedule 5.27	Material Contracts
Schedule 7.3	Guaranties

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

Revolving Credit, Term Loan, and Security Agreement dated as of December 20, 2018 among Quality Gold, Inc., an Ohio corporation (“QGI”), MTM, Inc., a Delaware corporation (“MTM”), Gold Limited Liability Company, a California limited liability company (“Gold”), LogoArt LLC, a Kentucky limited liability company (“Logo”) (QGI, MTM, Gold, Logo, and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each individually, a “Borrower”), and PNC Bank, National Association, as lender (“Lender”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers and Lender hereby agree as follows:

I.            DEFINITIONS.

1.1.             Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers for the fiscal year ended March 31, 2018. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Lender and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Lender and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Lender may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrowers both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2.             General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Advance Rates” shall mean the advance rates set forth in Section 2.1(a)(y).

“Advances” shall mean and include the Revolving Advances, Letters of Credit, and the Term Loans.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agreement” shall mean this Revolving Credit, Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as the Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Alternate Source” shall have the meaning set forth in the definition of Overnight Bank Funding Rate.

“Alternative Metals Inventory” shall mean Inventory consisting of titanium, stainless steel, tungsten, and other metals approved by Lender, but excluding Precious Metals.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall have the meaning set forth in the definition of “Revolving Interest Rate”.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, or any other equivalent electronic service agreed to by Lender, whether owned, operated or hosted by Lender, any of its Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Lender pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Lender specifically instructs a Person to deliver in physical form.

“Base Rate” shall mean the prime rate of Lender as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by Lender as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by Lender to any particular class or category of customers of Lender.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrowers, Guarantors, and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Base Certificate” shall mean a certificate in a form approved by Lender, duly executed by a Responsible Officer and delivered to Lender, appropriately completed, by which such Responsible Officer shall certify to Lender the Formula Amount and calculation thereof as of the date of such certificate.

“Borrowing Representative” shall mean QGI.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in Cincinnati, Ohio and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services”.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Lender or any Affiliate of Lender provides any of the following products or services to any Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Borrower to Lender with respect to any Cash Management Products and Services (including all obligations and liabilities owing to Lender in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certification of Beneficial Owners” shall have the meaning set forth in Section 5.19 hereof.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean the occurrence of any event (whether in one or more transactions) which results in (a) a transfer, sale, assignment, pledge or encumbrance (other than a Permitted Encumbrance) of any Equity Interest in a Borrower, a Guarantor, or any of their respective Subsidiaries; or (b) the Original Owners ceasing to be in control of Borrowers, Guarantors, and their respective Subsidiaries with the power to direct or cause the direction of their management and policies whether by ownership of Equity Interests, contract or otherwise.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

“Claims” shall have the meaning set forth in Section 16.5 hereof.

“Closing Date” shall mean the date of this Agreement or such other date as may be agreed to in writing by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Borrower in all of the following property and assets of such Borrower, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)               all Receivables and all supporting obligations relating thereto;

(b)               all equipment and fixtures;

(c)               all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d)               all Inventory;

(e)               all Subsidiary Stock, securities, investment property, and financial assets;

(f)                reserved;

(g)               reserved;

(h)               all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(i)                 all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through and including (h) of this definition; and

(j)                 all proceeds and products of the property described in clauses (a) through and including (i) of this definition, in whatever form. It is the intention of the parties that if Lender shall fail to have a perfected Lien in any particular property or assets of any Borrower for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Lender against Borrowers, would be sufficient to create a perfected Lien in any property or assets that such Borrower may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

“Compliance Certificate” shall mean a compliance certificate in a form approved by Lender to be signed by a Responsible Officer, which certificate shall include calculations demonstrating compliance with Section 6.5 hereof.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Lender by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage; provided, however, if the Daily LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“De-ani Acquisition” shall mean the acquisition by Borrowers of certain assets of De-ani, Inc. described in the letter of intent dated October 4, 2018 between QGI and De-Ani, Inc. for total consideration not in excess of $3,000,000, including consulting fees.

“Debt Payments” shall mean for any period, in each case, all cash actually expended by any Borrower to make: (a) interest payments on Indebtedness, plus (b) scheduled principal payments on amortizing Indebtedness, plus (c) payments for all fees, commissions and charges set forth herein or in the Other Documents, plus (d) payments on Capitalized Lease Obligations, plus (e) payments with respect to any other Indebtedness for borrowed money, other than principal payments with respect to the HSBC Facility and Revolving Advances.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Diamond and Finished Jewelry Inventory” shall mean Inventory consisting to raw diamonds and finished jewelry products.

“Disclosure Schedule” shall mean, collectively, the Disclosure Schedule and the responses thereto provided by each Borrower and delivered to Lender.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.14 hereof.

“EBITDA” shall mean for any period with respect to Borrowers on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Inventory” shall mean and include Inventory, excluding work in process, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Lender’s opinion, obsolete, slow moving or unmerchantable and which Lender, in its sole discretion, shall not deem ineligible Inventory, based on such considerations as Lender may from time to time deem appropriate including whether the Inventory is subject to a perfected, first-priority security interest in favor of Lender and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory if it: (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is in-transit or in the possession of a processor; (c) is located outside the United States or at a location that is not otherwise in compliance with this Agreement; (d) constitutes Memo Inventory, unless the Borrowers have perfected their interest in such Memo Inventory by such Lien filings and notices as Lender requires; (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the applicable Borrower’s or Lender’s right to sell or otherwise dispose of such Inventory, unless Lender is a party to a Licensor Agreement with the Licensor under such License Agreement (or Lender shall agree otherwise after establishing Reserves with respect thereto); (g) is situated at a location not owned by a Borrower or Guarantor unless the lessor of such location has executed a Lien Waiver Agreement in favor of Lender (or Lender shall agree otherwise after establishing Reserves with respect thereto) or it is Memo Inventory; (h) it consists of display or packaging items; (i) is HSBC Inventory; or (j) if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Receivables” shall mean and include, each Receivable of a Borrower arising in the Ordinary Course of Business and which Lender, in its sole credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Lender may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Lender’s first-priority perfected security interest and no other Lien (other than Permitted Encumbrances) and is evidenced by an invoice or other documentary evidence satisfactory to Lender. In addition, no Receivable shall be an Eligible Receivable if:

(a)             it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(a)              it is due or unpaid more than ninety (90) days after the original invoice date;

(b)             the sale is to a Customer on “cash-on-delivery” terms and it is due or unpaid for more than five (5) Business Days;

(c)              twenty-five percent (25%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder. Such percentage may, in Lender’s sole discretion, be increased or decreased from time to time;

(d)             any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e)              an Insolvency Event shall have occurred with respect to such Customer;

(f)              the sale is to a Customer not located in either the United States of America or in a province of Canada that has adopted the Personal Property Security Act of Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Lender in its sole discretion;

(g)             the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)             Lender believes, in its sole judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i)               the Customer is the United States of America, any state or any department, agency or instrumentality of any of them;

(j)               the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k)             the Receivables of the Customer exceed a credit limit determined by Lender, in its sole discretion, to the extent such Receivable exceeds such limit;

(l)               the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(m)           the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)             any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o)             such Receivable is not payable to a Borrower;

(p)             such Receivable constitutes proceeds of Inventory which is not Eligible Inventory; or

(q)             such Receivable is not otherwise satisfactory to Lender as determined in good faith by Lender in the exercise of its discretion in a reasonable manner.

“Environmental Complaint” shall have the meaning set forth in Section 9.3 hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation Laws relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (a) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (b) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (c) all management rights with respect to such issuer; (d) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (e) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (f) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (g) all rights to amend the Organizational Documents of such issuer, (h) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (i) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” shall mean, with respect to Lender, a Participant or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of Lender or a Participant in which its applicable lending office is located or (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located.

“Fixed Charge Coverage Ratio” shall mean for any period with respect to Borrowers on a Consolidated Basis, the ratio of (a) EBITDA, to (b) Debt Payments, plus taxes paid or required to have been paid, plus distributions (including tax distributions but excluding from the calculation for the fiscal quarters ending December 31, 2018 and March 31, 2019, an aggregate amount equal to $4,400,000 for tax distributions made prior to June 30, 2018), dividends, redemptions and other repurchases of Equity Interests, plus Unfunded Capital Expenditures.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Gemstone Inventory” shall mean Inventory consisting of loose gemstones other than moissanite or diamonds.

“Giftware Inventory” shall mean Inventory consisting of giftware, watches, clocks, silverware, lamps, dishware, furnishings, and other non-jewelry products sold by Borrowers in the Ordinary Course of Business and approved by Lender.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean Gold/Gold/Gold, Inc., QGM, LLC, QG Refining, LLC, J&M Group Holdings, Inc., J&M Group Holdings Italy, LLC and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Lender securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Lender.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Lender in form and substance satisfactory to Lender.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3 hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state Law, and any other applicable Federal and state Laws now in force or hereafter enacted relating to hazardous waste disposal.

“HSBC” shall mean HSBC Bank USA, National Association.

“HSBC Facility” shall mean the consignment line of credit extended to QG and MTM by HSBC Bank USA, National Association pursuant to the HSBC Facility Agreements.

“HSBC Facility Agreement(s)” shall mean the Consignment Agreement dated as of the Closing Date among QG, MTM and HSBC, together with all related pledges, guaranties, agreements, and other instruments, as each may be amended, restated, extended or supplemented in accordance with the terms of this Agreement and the Intercreditor Agreement.

“HSBC Inventory” shall mean (i) all Precious Metal consigned to the Borrowers pursuant to the HSBC Facility Agreements, and (ii) all Inventory which contains Precious Metals and which is tracked by weight in the Borrowers’ records, including in the Borrowers’ perpetual inventory system.

“HSBC Settlement Accounts” shall mean the accounts of Borrowers at HSBC for the settlement of trades.

“Increased Tax Burden” shall mean the additional federal or state taxes assumed to be payable by a member or shareholder of any Borrower or Guarantor as a result of its status as a limited liability company or subchapter S corporation but only so long as it has elected to be treated as a pass-through entity for federal and state income tax purposes and such election has not been rescinded or withdrawn, as evidenced and substantiated by the tax returns filed by it, with such taxes being calculated for all members or shareholders at the highest marginal rate applicable to any of them and by taking into account losses previously allocated to each such member or shareholder to the extent such losses have not previously been applied to reduce the Increased Tax Burden hereunder.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money (including the HSBC Facility and Capitalized Lease Obligations); (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (d) obligations under any Interest Rate Hedge or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (e) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due); (f) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (g) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (h) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (i) pension plan liabilities of such Person; (j) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (k) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (j).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, or (d) in the good faith determination of Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intercompany Obligations” shall have the meaning set forth in Section 15.4.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Closing Date between Lender and HSBC.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liability” shall mean all indebtedness, liabilities and other obligations, including termination liability, under an Interest Rate Hedge.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Law(s)” shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Leased Real Property” shall mean the real property now or hereafter leased by a Borrower including the premises identified as Leased Real Property on Schedule 4.4(b)(iv) hereto.

“Lender” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to Lender as security for the Obligations, "Lender" shall include any Affiliate of Lender to which such Obligation (specifically including any Interest Rate Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by Lender.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Sublimit” shall mean $5,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“LIBOR Rate Loan” shall mean an Advance at any time that bears interest based on the Daily LIBOR Rate rather than the Alternate Base Rate. For the avoidance of doubt, the use of the Daily LIBOR Rate in determining the Alternate Base Rate shall not cause any Domestic Rate Loan to constitute a LIBOR Rate Loan.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor Agreement” shall mean an agreement between Lender and a Licensor, in form and substance satisfactory to Lender, by which Lender is given the unqualified right, vis-à-vis such Licensor, to enforce Lender’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Lender by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Lender.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of any Borrower or any Guarantor, (b) any Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Lender’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Borrower, which is material to any Borrower’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect, including those contracts listed on Schedule 5.27.

“Maturity Date” shall mean the Revolving Note Maturity Date with respect to the Revolving Credit Note or the applicable Term Note Maturity Date with respect to each Term Note.

“Maximum Revolving Advance Amount” shall mean $40,000,000.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Memo Inventory” shall mean of any Borrower that is in the possession of a Customer on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Moissanite Inventory” shall mean Inventory consisting of loose moissanite.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Note(s)” shall mean each of the Term Note and the Revolving Credit Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor or any Subsidiary of any Borrower or any Guarantor to Lender (or to any other direct or indirect subsidiary or affiliate of Lender) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document (including this Agreement, the Other Documents, Lender-Provided Interest Rate Hedges, and any Cash Management Products and Services) whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any commercial card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, (i) any and all of any Borrower’s or any Guarantor’s Indebtedness and/or liabilities (and any and all indebtedness, obligations and/or liabilities of any Subsidiary of any Borrower or any Guarantor) under this Agreement, the Other Documents or under any other agreement between Lender and any Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Lender to perform acts or refrain from taking any action, and (ii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean, with respect to any Borrower, the ordinary course of such Borrower’s business as conducted on the Closing Date and reasonable extensions thereof.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Original Owner(s)” shall mean each of Michael Langhammer and Jason Langhammer.

“Other Documents” shall mean the Notes, the Disclosure Schedule, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, any Lender-Provided Interest Rate Hedge, Cash Management Products and Services, the Intercreditor Agreement, and any and all other agreements, instruments and documents, including guaranties, pledges, intercreditor agreements, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Lender for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Lender at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, 50% or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

“Payment Office” shall mean initially 201 East Fifth Street, Cincinnati, Ohio 45202; thereafter, such other office of Lender, if any, which it may designate by notice to Borrowing Representative to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Borrower or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Borrower or any entity which was at such time a member of the Controlled Group.

“Permitted Acquisition(s)” shall mean the acquisitions of the assets or Equity Interests of another Person (the “target”) so long as: (a) the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of such acquisitions do not exceed $1,000,000 in the aggregate during any fiscal year; (b) with respect to the acquisition of Equity Interests, such target shall (i) be made jointly and severally liable for all Obligations, and (ii) grant to Lender a first-priority lien in all assets of such target; (c) the target or property is used or useful in the Ordinary Course of Business of the acquirer; (d) Lender shall have received a first-priority security interest in all acquired assets or Equity Interests, subject to documentation satisfactory to Lender; (e) the board of directors (or other comparable governing body) of the target shall have duly approved the transaction; (f) no assets acquired in any such transaction(s) shall be included in the Formula Amount until Lender has received a field examination and/or appraisal of such assets, in form and substance acceptable to Lender; (g) Lender has determined that neither the target nor any Person holding an Equity Interest in the target is a Sanctioned Person, and (h) no Default or Event of Default shall have occurred or will occur after giving effect to such acquisition.

“Permitted Affiliate Transaction(s)” shall mean the following: (a) transactions between Borrowers or Guarantors which are not otherwise prohibited by the terms of this Agreement and which are in the Ordinary Course of Business; (b) Permitted Dividends; (c) Permitted Loans; and (d) transactions disclosed to Lender in writing, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate; provided, however, neither the extension of credit to, the investment in, nor the assumption, endorsement or guaranty of any Indebtedness of, any Affiliate other than a Borrower or Guarantor shall be deemed to be a transaction in the Ordinary Course of Business for purposes of the foregoing.

“Permitted Disposition(s)” shall mean the following: (a) the sale of Inventory in the Ordinary Course of Business; (b) the sale, disposition or transfer of idle, obsolete and worn-out equipment during any fiscal year having an aggregate fair market value of not more than $500,000 for Borrowers on a Consolidated Basis; and (c) the transfer of property of a Borrower or Guarantor to any Borrower, subject to the continuing Lien of Lender in such property, subject in each case, to the restrictions set forth herein on the use, disposition, distribution, or other transfer of the proceeds thereof.

“Permitted Dividends” shall mean the following: (a) tax distributions to a Borrower’s or Guarantor’s shareholders or members in an aggregate amount equal to the Increased Tax Burden of such shareholders or members, provided that: (i) a notice of termination with regard to this Agreement shall not be outstanding; (ii) no Event of Default or Default shall have occurred and be continuing or would occur after giving effect thereto; and (iii) Borrowing Representative shall have given Lender at least ten (10) days prior written notice thereof; and (b) additional distributions and dividends to a Borrower’s or Guarantor’s shareholders or members; provided that: (i) a notice of termination with regard to this Agreement shall not be outstanding; (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect thereto; (iii) Borrowers shall have given Lender at least ten (10) days prior written notice thereof; and (iv) at the time of and after giving effect to such distribution and any Revolving Advance to be made in connection therewith on a pro forma basis, the Fixed Charge Coverage Ratio would exceed 1.20 to 1.00 calculated as of the most recent month-end for the 12-month period then-ending as demonstrated by a pro forma Compliance Certificate delivered to Lender with such notice. Payments to members or shareholders on account of Increased Tax Burden may be made so as to be available when the tax is due, including in respect of estimated tax payments.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Lender; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof; (f) carriers’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that any such lien shall not encumber any other property; (h) Liens in favor of HSBC on the HSBC Inventory; and (i) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date and shall not subsequently apply to any other property or assets.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) other Indebtedness in amount not in excess of $500,000 in the aggregate outstanding at any time; (c) any guarantees of Indebtedness permitted under Section 7.3 hereof; (d) any Indebtedness listed on Schedule 5.8(b)(ii) hereof; (e) Intercompany Obligations and other Indebtedness of a Borrower or Guarantor to a Borrower or Guarantor or their respective Subsidiaries; and (f) the HSBC Facility in an amount up to $65,000,000 in the aggregate outstanding at any time.

“Permitted Investments” shall mean investments in: (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; and (e) Permitted Loans.

“Permitted Loans” shall mean: (a) the extension of trade credit to Customer(s), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans to employees in the Ordinary Course of Business not to exceed as to all such loans the aggregate amount of $250,000 at any time outstanding; and (c) Intercompany Obligations and other loans to a Borrower or Guarantor by their Subsidiaries.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Borrower or any member of the Controlled Group or to which any Borrower or any member of the Controlled Group is required to contribute.

“Precious Metal(s)” shall mean gold, silver, platinum and palladium.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of Lender (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(c) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Lender).

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean the Leased Real Property and all other premises or real property that are hereafter owned or leased by any Borrower.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Lender hereunder.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14 hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Reserves” shall mean reserves against the Maximum Revolving Advance Amount or the Formula Amount, as Lender may reasonably deem proper and necessary from time to time.

“Responsible Officer” shall mean the Chairman and Chief Executive Officer, President, Chief Financial Officer, or Controller of Borrowing Representative.

“Revolving Advances” shall mean Advances other than Letters of Credit and the Term Loans.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans, an interest rate per annum equal to Alternate Base Rate, and (b) with respect to Revolving Advances that are LIBOR Rate Loans, an interest rate per annum equal to the Daily LIBOR Rate plus 1.15% (such percentage, the “Applicable Margin”).

“Revolving Note Maturity Date” shall mean December 20, 2019.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean Lender, together with any Affiliates of Lender to whom any Interest Rate Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, reimbursement obligations in respect to letters of credit, and also including, in the case of Borrowers, the Obligations and, without duplication, Indebtedness consisting of guaranties of Senior Funded Debt of other Persons, but excluding the HSBC Facility and any Subordinated Loan.

“Senior Leverage Ratio” shall mean, as of the last day of each fiscal quarter with respect to Borrowers on a Consolidated Basis, the ratio of (a) the total sum of Senior Funded Debt outstanding as of such day, to (b) EBITDA for the four (4) fiscal quarter period ending on such day.

“Subordinated Loan” shall mean any loan or other Indebtedness subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” shall mean any subordination agreement acceptable to Lender and entered into among Lender, Borrowers and any subordinated lender, but excluding for the avoidance of doubt, the Intercreditor Agreement.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests representing 50% or more than of the equity value or 50% or more of the ordinary voting power or, in the case of a partnership, 50% or more of the general partnership interests are, as of such date, owned, controlled or held by the parent, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and/or one or more subsidiaries of the parent.

“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Borrower by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Borrower by any Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and (ii) 66% (or such greater percentage that, due to a change in an Applicable Law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such  Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Borrower and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, on or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loan(s)” shall mean each of Term Loan A and any other term loan extended to Borrowers by Lender pursuant to Section 2.3 hereof.

“Term Loan A” shall mean the term loan extended to Borrowers pursuant to Section 2.3(a) hereof.

“Term Loan Rate” shall mean (a) with respect to Term Loans that are Domestic Rate Loans, an interest rate per annum equal to the Alternate Base Rate, and (b) with respect to Term Loans that are LIBOR Rate Loans, an interest rate per annum equal to the Daily LIBOR Rate plus 1.15%.

“Term Note(s)” shall mean each of Term Note A and any other term note described in Section 2.3 hereof.

“Term Note A” shall mean the term note described in Section 2.3(a) hereof.

“Term Note Maturity Date” shall mean, with respect to Term Note A, December 20, 2023.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Borrower or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transferee” shall have the meaning set forth in Section 16.3(c) hereof.

“Unfunded Capital Expenditures” shall mean, as to any Borrower, without duplication, a Capital Expenditure funded (a) from such Borrower’s internally generated cash flow or (b) with the proceeds of a Revolving Advance.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Working Cash Rider” shall mean any Working Cash, Line of Credit, Investment Sweep Rider among Borrowers and Lender dated on or after the Closing Date, as amended, restated, or supplemented from time to time.

1.3.             Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of Ohio from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, unless otherwise defined herein, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.             Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, except where the context clearly requires otherwise. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in Cincinnati, Ohio. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement. An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Lender, any agreement entered into by Lender pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Lender pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Lender, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Lender. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Borrower or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder are continuing and shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II.                  ADVANCES, PAYMENTS.

2.1.             Revolving Advances.

(a)                Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement, including Section 2.1(c), Lender will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to the lesser of (x) the Maximum Revolving Advance Amount, less the Maximum Undrawn Amount of all Letters of Credit, less Reserves, or (y) an amount equal to the sum of:

(i)               up to 80% of Eligible Receivables; plus

(ii)             up to 50% of Eligible Inventory consisting of Diamond and Finished Jewelry Inventory that is not Memo Inventory; plus

(iii)           up to 45% of Eligible Inventory consisting of Moissanite Inventory or consisting of Diamond and Finished Jewelry Inventory that is Memo Inventory; plus

(iv)           up to 25% of Eligible Inventory consisting of Gemstone Inventory; plus

(v)             up to the lesser of 25% of Eligible Inventory consisting of Giftware Inventory or $500,000; plus

(vi)           up to the lesser of 25% of Eligible Inventory consisting of Alternative Metals Inventory or $2,000,000; minus

(vii)         the Maximum Undrawn Amount of all Letters of Credit, minus

(viii)       Reserves.

The amount derived from the sum of 2.1(a)(y) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) in a form acceptable to Lender.

(b)             Reserved.

(c)              Discretionary Rights. The Advance Rates may be increased or decreased by Lender at any time and from time to time in the exercise of its reasonable discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing Reserves may limit or restrict Advances requested by Borrowing Representative.

2.2.             Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a)              Notwithstanding anything to the contrary in this Agreement, including this Section 2.2, for so long as the Working Cash Rider is in effect, all Revolving Advances and payments thereof shall be made and maintained in accordance with the Working Cash Rider. In the event that the Working Cash Rider has not yet been entered into, expired or been terminated and Borrowers desire to obtain Revolving Advances, Borrowing Representative on behalf of any Borrower may notify Lender prior to 11:00 a.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Such Revolving Advance shall be a LIBOR Rate Loan unless Borrowing Representative requests that such Revolving Advance constitute a Domestic Rate Loan. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Lender or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance consisting of a LIBOR Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b)             Notwithstanding the provisions of subsection (a) above, upon the occurrence of a Default or Event of Default, Lender may elect, in its sole discretion, (i) to immediately and without notice convert all Revolving Advances to Domestic Rate Loans, (ii) thereafter make all Revolving Advances as Domestic Rate Loans only, and (iii) deny any request to convert any Domestic Rate Loan to a LIBOR Rate Loan.

(c)              In the event that the Working Cash Rider has not yet been entered into, expired or been terminated and, provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Representative may on any Business Day convert a Domestic Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Domestic Rate Loan. If Borrowing Representative desires to convert a loan, Borrowing Representative shall give Lender written notice by no later than 11:00 a.m. on the day which such conversion is to occur.

(d)             Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lender (for purposes of this subsection (d), the term “Lender” shall include Lender and the office or branch where Lender or any Person controlling Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lender to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any LIBOR Rate Loans are then outstanding, promptly upon request from Lender, either pay all such LIBOR Rate Loans or convert such LIBOR Rate Loans into Domestic Rate Loans. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrowing Representative shall be conclusive absent manifest error.

(e)              Anything to the contrary contained herein notwithstanding, neither Lender, nor any of its participants, is required actually to acquire LIBOR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the Daily LIBOR Rate.

2.3.             Term Loans.

(a)              Term Loan A. Subject to the terms and conditions of this Agreement, Lender will make a term loan to Borrowers in the amount equal to $8,000,000 (“Term Loan A”). Term Loan A shall be advanced on the Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: fifty-nine (59) consecutive monthly installments each in the amount of $135,593.22 commencing January 1, 2019 and continuing on the first day of each month thereafter, followed by a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses on the applicable Term Note Maturity Date. Term Loan A shall be evidenced by “Term Note A”. Term Loan A will be advanced as a LIBOR Rate Loan; and in the event that Borrowers desire to convert Term Loan A to or from a Domestic Rate Loan, Borrowing Representative shall comply with the notification requirements set forth in Section 2.2(c) and the provisions of Sections 2.2(b), (d) and (e) shall apply.

(b)             Reserved.

2.4.             Reserved.

2.5.             Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Lender may designate from time to time and, together with any and all other Obligations of Borrowers to Lender, shall be charged to Borrowers’ Account on Lender’s books. The proceeds of each Revolving Advance requested by Borrowing Representative on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lender makes such Revolving Advances in accordance with Section 2.2(a) or 2.14 hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at Lender, or such other bank as Borrowing Representative may designate following notification to Lender, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to Lender to be applied to the outstanding Obligations giving rise to such deemed request. Borrowers may use the Revolving Advances by borrowing, prepaying and re-borrowing, all in accordance with the terms and conditions hereof or the Working Cash Rider, while it is in effect.

2.6.             Reserved.

2.7.             Maximum Advances. The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit less Reserves or (b) the Formula Amount.

2.8.             Manner and Repayment of Advances.

(a)              The Revolving Advances shall be due and payable in full on the Revolving Note Maturity Date, subject to earlier prepayment as herein provided. Each Term Loan shall be due and payable as provided in Section 2.3 hereof and shall be due and payable in full on its respective Term Note Maturity Date, subject to mandatory prepayments as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Revolving Advances shall be applied to the outstanding Revolving Advances. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Loans shall be applied to the Term Loans in the inverse order of maturities thereof.

(b)             Reserved.

(c)              All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Lender at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Lender. Lender shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof or in the Working Cash Rider, while it is in effect.

(d)             Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim.

2.9.             Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Term Loans and/or other Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not any other Default or an Event of Default has occurred.

2.10.          Statement of Account. Lender shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Lender and the date and amount of each payment in respect thereof; provided, however, the failure by Lender to record the date and amount of any Advance shall not adversely affect Lender. Each month, Lender shall send to Borrowing Representative a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Lender and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lender and Borrowers unless Lender receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Representative. The records of Lender with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11.          Letters of Credit.

(a)              Subject to the terms and conditions hereof, Lender shall issue or cause the issuance of standby letters of credit denominated in Dollars (“Letter(s) of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iii) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount less Reserves or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(vii)). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b)             Notwithstanding any provision of this Agreement, Lender shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain  Lender from issuing any Letter of Credit, or any Law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Lender shall prohibit, or request that Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Lender in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally.

2.12.          Issuance of Letters of Credit.

(a)              Borrowing Representative, on behalf of any Borrower, may request Lender to issue or cause the issuance of a Letter of Credit by delivering to Lender at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, Lender’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Lender; and, such other certificates, documents and other papers and information as Lender may reasonably request. Lender shall not issue any requested Letter of Credit if Lender has received notice from Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lender to make Revolving Advances hereunder have been terminated for any reason.

(b)             Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment, and (ii) have an expiry date not later than twelve (12) months after the Revolving Note Maturity Date. No Letter of Credit will be issued on or after the Revolving Note Maturity Date. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Lender, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

2.13.          Requirements For Issuance of Letters of Credit.

(a)              Borrowing Representative shall authorize and direct Lender to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit.

(b)             Reserved.

2.14.          Disbursements, Reimbursement. In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Lender will promptly notify Borrowing Representative. Regardless of whether Borrowing Representative shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Lender shall sometimes be referred to as a “Reimbursement Obligation”) Lender prior to 12:00 Noon, on each date that an amount is paid by Lender under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Lender. In the event Borrowers fail to reimburse Lender for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lender to be disbursed on the Drawing Date under such Letter of Credit, and Lender shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lender to make Revolving Advances hereunder have been terminated for any reason). Any notice given by Lender pursuant to this Section 2.14 may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

2.15.          Reserved.

2.16.          Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Lender’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Lender’s written regulations and customary practices relating to letters of credit, though Lender’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Representative’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17.          Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18.          Nature of Participation and Reimbursement Obligations. The obligation of Lender to make the Revolving Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i)               any set-off, counterclaim, recoupment, defense or other right which Lender or any Borrower, as the case may be, may have against any Borrower or Lender, respectively, as the case may be, or any other Person for any reason whatsoever;

(ii)             the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance;

(iii)           any lack of validity or enforceability of any Letter of Credit;

(iv)           any claim of breach of warranty that might be made by any Borrower or Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, or Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), or Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v)             the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Lender or any of Lender’s Affiliates has been notified thereof;

(vi)           payment by Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Lender from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii)         the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)       any failure by Lender or any of Lender’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Representative, unless Lender has received written notice from Borrowing Representative of such failure within three (3) Business Days after Lender shall have furnished Borrowing Representative a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)           the occurrence of any Material Adverse Effect;

(x)             any breach of this Agreement or any Other Document by any party thereto;

(xi)           the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii)         the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii)       the fact that the Term shall have expired or this Agreement or the obligations of Lender to make Advances have been terminated; and

(xiv)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19.          Liability for Acts and Omissions.

(a)              As between Borrowers and Lender, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Lender or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Lender’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Lender from liability for Lender’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Lender or Lender’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b)             Without limiting the generality of the foregoing, Lender and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Lender or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)              In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Lender under any resulting liability to any Borrower or Lender.

2.20.          Mandatory Prepayments.

(a)              Subject to Section 7.1 hereof, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable direct costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Lender. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Obligations in such order and manner as Lender shall elect in its sole discretion.

(b)                Reserved.

(c)                In the event of any issuance or other incurrence of Indebtedness for borrowed money (other than Permitted Indebtedness) by Borrowers or the issuance of any Equity Interests by any Borrower, Borrowers shall, no later than one (1) Business Day after the receipt by Borrowers of the cash proceeds thereof, repay the Advances in an amount equal to such proceeds. Such repayments will be applied in the same manner as set forth in Section 2.20(a) hereof. The foregoing shall not be deemed to be implied consent to the incurrence of any such Indebtedness or the sale of Equity Interests otherwise prohibited by the terms and conditions hereof.

(d)                All proceeds received by Borrowers or Lender (i) under any insurance policy on account of damage or destruction of any assets or property of any Borrowers, or (ii) as a result of any taking or condemnation of any assets or property shall be applied in accordance with Section 6.6 hereof.

2.21.          Use of Proceeds.

(a)              Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed to Scotiabank, (ii) pay fees and expenses relating to this transaction, and (iii) provide for its working capital and capital expenditure needs and reimburse drawings under Letters of Credit. Borrowers shall not use the proceeds of any Revolving Advance to prepay the Term Loans.

(b)             Without limiting the generality of Section 2.21(a) above, neither Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22.          Reserved.

2.23.          Payment of Obligations. Lender may charge to Borrowers’ Account as a Revolving Advance, (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Lender incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral.

III.               INTEREST AND FEES.

3.1.             Interest. Interest on Advances shall be payable in arrears on the first day of each month, provided that (i) all accrued and unpaid interest shall be due and payable with respect to the Term Notes and the Revolving Note on its applicable Maturity Date, and (ii) interest shall accrue and be payable with respect to Revolving Advances in accordance with the Working Cash Rider, while it is in effect, notwithstanding any contrary terms herein. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to the Term Loans, the applicable Term Loan Rate (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Daily LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Lender (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the applicable Contract Rate plus three percent (3%) percent per annum (as applicable, the “Default Rate”). If the Borrowers fail to make any payment of principal, interest or other amount with respect to the Obligations within fifteen (15) calendar days of the date due and payable, the Borrowers also shall pay to Lender a late charge equal to the lesser of five percent (5%) of the amount of such payment or $100.00.

3.2.             Letter of Credit Fees.

(a)              Borrowers shall pay (x) to Lender, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the aggregate daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter, and (y) to Lender, a fronting fee of one quarter of one percent (0.25%) per annum times the aggregate daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Lender any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Lender and the Borrowing Representative in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Lender’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Lender (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional three percent (3%) per annum.

(b)             At any time following the occurrence of an Event of Default, at the option of Lender (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the Revolving Note Maturity Date or the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Lender, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Lender, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into Lender’s possession at any time. Lender may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Lender and such Borrower mutually agree (or, in the absence of such agreement, as Lender may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Lender may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Lender shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Lender. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to, Lender and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Lender may use such cash collateral to pay and satisfy such Obligations.

3.3.             Reserved.

3.4.             Collateral Evaluation Expenses

(a)              Reserved.

(b)             Borrowers shall pay to Lender promptly at the conclusion of any collateral evaluation performed by or for the benefit of Lender (whether such examination is performed by Lender’s employees or by a third party retained by Lender), including, without limitation, any field examination, collateral analysis or other business analysis, the need for which is to be determined by Lender and which evaluation is undertaken by Lender or for Lender’s benefit, a collateral evaluation fee in an amount equal to $1,000 (or such other amount customarily charged by Lender to its customers) per day for each person employed to perform such evaluation based on an eight (8) hour day, and subject to adjustment if additional hours are worked, plus a per examination field exam management fee in the amount of $2,500 for new facilities, and $1,500 for recurring examinations (or, in each case, such other amount customarily charged by Lender to its customers), plus all costs and disbursements incurred by Lender in the performance of such examination or analysis, and further provided that if third parties are retained to perform such collateral evaluations, for reasons determined by Lender in its sole discretion, then such fees charged by such third parties plus all costs and disbursements incurred by such third party, shall be the responsibility of Borrower and shall not be subject to the foregoing limit.

(c)              All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.7 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.

3.5.             Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6.             Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7.             Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by Lender (for purposes of this Section 3.7, the term “Lender” shall include Lender and any corporation or bank controlling Lender and the office or branch where Lender makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)              subject Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, or any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Lender);

(b)             impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Lender including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)              impose on Lender or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by Lender, or any Letter of Credit or participation therein; or

(d)             the Daily LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

and the result of any of the foregoing is to increase the cost to Lender of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Lender deems to be material, then, in any case Borrowers shall promptly pay Lender, upon its demand, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Daily LIBOR Rate, as the case may be. Lender shall certify the amount of such additional cost or reduced amount to Borrowing Representative, and such certification shall be conclusive absent manifest error.

3.8.             Basis For Determining Interest Rate Inadequate or Unfair. In the event that Lender shall have determined that:

(a)              reasonable means do not exist for ascertaining the Daily LIBOR Rate applicable pursuant to Section 2.2 hereof; or

(b)             Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

(c)              the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d)             the Daily LIBOR Rate will not adequately and fairly reflect the cost to Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Lender shall give Borrowing Representative prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Representative shall notify Lender no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Representative shall notify Lender, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan. Until such notice has been withdrawn, Lender shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan into an affected type of LIBOR Rate Loan.

3.9.             Capital Adequacy.

(a)              In the event that Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (for purposes of this Section 3.9, the term “Lender” shall include Lender and any corporation or bank controlling Lender and the office or branch where Lender makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then, from time to time, Borrowers shall pay upon demand to Lender such additional amount or amounts as will compensate Lender for such reduction. In determining such amount or amounts, Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)             A certificate of Lender setting forth such amount or amounts as shall be necessary to compensate Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Representative shall be conclusive absent manifest error.

3.10.          Taxes.

(a)              Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)             Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)              Each Borrower shall indemnify Lender or any Participant within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Lender or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by Lender or any Participant shall be conclusive absent manifest error.

(d)             As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

IV.               COLLATERAL: GENERAL TERMS

4.1.             Security Interest in the Collateral. To secure the prompt payment and performance to Lender (and each other holder of any Obligations) of the Obligations, each Borrower hereby assigns, pledges and grants to Lender and each other Secured Party a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Lender’s and any other Secured Party’s security interest and shall cause its financial statements to reflect such security interest. Each Borrower shall provide Lender with written notice of all commercial tort claims promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Borrower shall be deemed to thereby grant to Lender and each other Secured Party a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Borrower shall provide Lender with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Lender’s request shall take such actions as Lender may reasonably request for the perfection of Lender’s and each other Secured Party’s security interest therein.

4.2.             Perfection of Security Interest. Each Borrower shall take all action that may be necessary or desirable, or that Lender may request, so as at all times to maintain the validity, perfection, enforceability and priority of Lender’s and each other Secured Party’s security interest in and Lien on the Collateral or to enable Lender and each other Secured Party to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Lender, endorsed or accompanied by such instruments of assignment as Lender may specify, and stamping or marking, in such manner as Lender may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Lender, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender’s and each other Secured Party’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Borrower hereby authorizes Lender and each other Secured Party to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Lender (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Borrower). All charges, expenses and fees Lender and each other Secured Party may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Lender’s option, shall be paid by Borrowers to Lender and each other Secured Party immediately upon demand.

4.3.             Preservation of Collateral. Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Lender: (a) may at any time take such steps as Lender deems necessary to protect Lender’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Lender may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Lender’s interests in the Collateral; (c) may lease warehouse facilities to which Lender may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property. Each Borrower shall cooperate fully with all of Lender’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Lender may direct. All of Lender’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4.             Ownership and Location of Collateral.

(a)              With respect to the Collateral, at the time the Collateral becomes subject to Lender’s security interest: (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Lender; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s equipment and Inventory shall be located as set forth on Schedule 4.4, as such Schedule may be updated from time to time, and shall not be removed from such location(s) without the prior written consent of Lender except with respect to the sale of Inventory in the Ordinary Course of Business and equipment to the extent permitted in Section 7.1(b) hereof.

(b)             (i) There is no location at which any Borrower has any Inventory (except for Inventory in transit) or other Collateral other than those locations listed on Schedule 4.4(b)(i); (ii) Schedule 4.4(b)(ii) hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Borrower is stored; none of the receipts received by any Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4(b)(iii) hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive office of each Borrower; and (iv) Schedule 4.4(b)(iv) hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Borrower, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.5.             Defense of Lender’s Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Lender’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Lender’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Lender’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Lender for payment of all Obligations, Lender shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Lender exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Lender at a place reasonably convenient to Lender. In addition, with respect to all Collateral, Lender shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Borrower shall, and Lender may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Lender holds a security interest to deliver same to Lender and/or subject to Lender’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Lender’s, and such Borrower will immediately deliver them to Lender in their original form together with any necessary endorsement.

4.6.             Inspection of Premises. At all reasonable times and from time to time as often as Lender shall elect in its sole discretion, Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business. Lender and its agents may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time, and from time to time as often as Lender shall elect in its sole discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.

4.7.             Appraisals. Lender may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Lender, for the purpose of appraising the then current values of Borrowers’ assets. Absent the occurrence and continuance of an Event of Default at such time, Lender shall consult with Borrowers as to the identity of any such firm. In the event the value of Borrowers’ assets, as so determined pursuant to such appraisal, is less than anticipated by Lender, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Lender’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.

4.8.             Receivables; Deposit Accounts and Securities Accounts.

(a)              Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Lender.

(b)             Each Customer, to the best of each Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Borrower who are not solvent, such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)              Each Borrower’s chief executive office is located as set forth on Schedule 4.4(b)(iii). Until written notice is given to Lender by Borrowing Representative of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d)             Each Borrower shall promptly deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to the Depository Accounts as Lender shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Lender for application to the Obligations.

(e)              At any time following the occurrence of an Event of Default or a Default, or when Lender reasonably believes that proceeds of Collateral are being diverted, Lender shall have the right to send notice of the assignment of, and Lender’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Lender shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Lender’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f)              Lender shall have the right to receive, endorse, assign and/or deliver in the name of Lender or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Lender or Lender’s designee as such Borrower’s attorney with power (i) at any time: (A) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Lender to preserve, protect, or perfect Lender’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Borrower at any post office box/lockbox maintained by Lender for Borrowers or at any other business premises of Lender; and (ii) at any time following the occurrence of a Default or an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Borrower to such address as Lender may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g)             Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(h)             Commencing within thirty (30) days after the Closing Date, all proceeds of Collateral shall be deposited by Borrowers into depository accounts (“Depository Account(s)”) established at Lender for the deposit of such proceeds. All funds deposited in such Depository Accounts are subject to the security interest of Lender.

(i)               No Borrower will, without Lender’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Borrower.

(j)               Other than the HSBC Settlement Accounts, all deposit and operating accounts (including all Depository Accounts), securities accounts and investment accounts of each Borrower and its Subsidiaries as of the Closing Date are set forth on Schedule 4.8(j). All accounts other than the Depository Accounts and the HSBC Settlement Accounts shall be closed within ninety (90) days after the Closing Date. The HSBC Settlement Accounts may not be used as collection or operating accounts. No Borrower shall open any new deposit account, securities account or investment account unless Borrowers shall have given at least thirty (30) days prior written notice to Lender and Lender has consented in writing.

4.9.             Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.10.          Maintenance of Equipment. The equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved. No Borrower shall use or operate the equipment in violation of any law, statute, ordinance, code, rule or regulation.

4.11.          Exculpation of Liability. Nothing herein contained shall be construed to constitute Lender as any Borrower’s agent for any purpose whatsoever, nor shall Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Lender shall not, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Lender, and Lender shall not be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.12.          Financing Statements. Except as respects the financing statements filed by Lender, financing statements described on Schedule 1.2, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

V.                 REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1.             Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Borrower, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Borrower’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Borrower’s Organizational Documents or to the conduct of such Borrower’s business or of any Material Contract or undertaking to which such Borrower is a party or by which such Borrower is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, instrument, or other document to which such Borrower is a party or by which it or its property is a party or by which it may be bound.

5.2.             Formation and Qualification.

(a)              Each Borrower is duly incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower. Each Borrower has delivered to Lender true and complete copies of its Organizational Documents and will promptly notify Lender of any amendment or changes thereto.

(b)             The only Subsidiaries of each Borrower are listed on Schedule 5.2(b).

5.3.             Survival of Representations and Warranties. All representations and warranties of such Borrower contained in this Agreement and the Other Documents to which it is a party shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.             Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Each Borrower has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. The provision for taxes on the books of each Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5.             Financial Statements. The consolidated and consolidating balance sheets of Borrowers, and such other Persons described therein, as of March 31, 2018 and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Lender, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur and present fairly the financial position of Borrowers at such date and the results of their operations for such period). Since March 31, 2018 there has been no change in the condition, financial or otherwise, of Borrowers as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6.             Entity Names. No Borrower has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7.             O.S.H.A.Environmental Compliance; Flood Insurance.

(a)              Each Borrower is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

(b)             Each Borrower has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c)              (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property has never been used by any Borrower to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Borrower on any Real Property excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Borrower or of its tenants.

(d)             All Real Property owned by Borrowers is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Borrower in accordance with prudent business practice in the industry of such Borrower. Each Borrower has taken all actions required under the Flood Laws and/or requested by Lender to assist in ensuring that Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Lender with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a mortgage in favor of Lender, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8.            Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a)              (i) Each Borrower is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b)             Except as disclosed in Schedule 5.8(b)(i), no Borrower has any pending or threatened litigation, arbitration, actions or proceedings. No Borrower has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(b)(ii) and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.

(c)              No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.

(d)             No Borrower or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. (i) Each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Borrower nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9.             Patents, Trademarks, Copyrights and Licenses. All Intellectual Property owned or utilized by any Borrower: (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the intellectual property rights which are necessary for the operation of its business. There is no objection to or pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property and no Borrower is aware of any grounds for any challenge or proceedings, except as set forth in Schedule 5.9 hereto. All Intellectual Property owned or held by any Borrower consists of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10.          Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11.          Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12.          No Default. No Default or Event of Default has occurred and is continuing.

5.13.          No Burdensome Restrictions. No Borrower is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Borrower has heretofore delivered to Lender true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.          No Labor Disputes. No Borrower is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15.          Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16.          Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17.          Disclosure. No representation or warranty made by any Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Lender in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18.          Delivery of HSBC Facility Agreements. Lender has received complete copies of the HSBC Facility Agreements and related documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Lender.

5.19.          Beneficial Owners. The information in each Certification of Beneficial Owners delivered to Lender on or before the Closing Date and as updated from time to time in accordance with this Agreement (each a “Certification of Beneficial Owners”), is true, complete and correct as of the Closing Date and as of the date any such update is delivered to the Lender. Each Certification of Beneficial Owners is an Other Document.

5.20.          Swaps. No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.21.          Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than the business and related activities that Borrowers conduct as of the Closing Date. On the Closing Date, each Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower.

5.22.          Ineligible Securities. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Lender or by Lender.

5.23.          Reserved.

5.24.          Equity Interests. The authorized and outstanding Equity Interests of each Borrower and Guarantor, and each legal and beneficial holder thereof as of the Closing Date, are as set forth on Schedule 5.24 hereto. All of the Equity Interests of each Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. There are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers. Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.25.          Commercial Tort Claims. No Borrower has any commercial tort claims.

5.26.          Letter of Credit Rights. As of the Closing Date, no Borrower has any letter of credit rights.

5.27.          Material Contracts. Schedule 5.27 identifies all Material Contracts as of the Closing Date. All Material Contracts are in full force and effect and no material defaults currently exist thereunder. No Borrower has (i) received any notice of termination or non-renewal or non-extension of any Material Contract, or (ii) exercised any option to terminate or not to renew any Material Contract. No other party to a Material Contract has (i) elected not to exercise any option to extend or renew such Material Contract, or (ii) exercised any option to terminate any Material Contract.

VI.               AFFIRMATIVE COVENANTS.

Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1.            Compliance with Laws. Comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard). Each Borrower may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Lender to protect Lender’s Lien on or security interest in the Collateral.

6.2.            Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3.            Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

6.4.            Payment of Taxes. Pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Lender in which Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Lender’s opinion, may possibly create a valid Lien on the Collateral, Lender may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Lender harmless in respect thereof. Lender will not pay any taxes, assessments or Charges to the extent that any applicable Borrower has Properly Contested those taxes, assessments or Charges. The amount of any payment by Lender under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Lender with an indemnity therefor (or supply Lender with evidence satisfactory to Lender that due provision for the payment thereof has been made), Lender may hold without interest any balance standing to Borrowers’ credit and Lender shall retain its security interest in and Lien on any and all Collateral held by Lender.

6.5.            Financial Covenants.

(a)                Fixed Charge Coverage Ratio. Cause to be maintained as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00, measured on a rolling historical four (4) quarter basis.

(b)                Senior Leverage Ratio. Cause to be maintained as of the end of each fiscal quarter, a Senior Leverage Ratio of not greater than 3.25 to 1.00.

6.6.            Insurance.

(a)              (i) Keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (v) reserved; (vi) furnish Lender with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Lender, naming Lender as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Lender, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Lender (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Lender and the applicable Borrower to make payment for such loss to Lender and not to such Borrower and Lender jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Lender jointly, Lender may endorse such Borrower’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash.

(b)             Each Borrower shall take all actions required under the Flood Laws and/or requested by Lender to assist in ensuring that Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Lender with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Lender, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c)              Lender is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (iii) and 6.6(b) above. All loss recoveries received by Lender under any such insurance may be applied to the Obligations, in such order as Lender in its sole discretion shall determine. Any surplus shall be paid by Lender to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Lender, on demand. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Lender, if Lender so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, which payments shall be charged to Borrowers’ Account and constitute part of the Obligations.

6.7.            Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable Subordination Agreement or the Intercreditor Agreement, and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

6.8.            Environmental Matters.

(a)             Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws.

(b)             Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals. All potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c)              Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, Lender may, but without the obligation to do so, for the sole purpose of protecting Lender’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Lender (or such third parties as directed by Lender) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Lender (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Lender and any Borrower.

(d)             Promptly upon the written request of Lender from time to time, Borrowers shall provide Lender, at Borrowers’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Lender, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Lender. If such estimates, individually or in the aggregate, exceed $100,000, Lender shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Lender to secure payment of these costs and expenses.

6.9.            Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10.          Reserved.

6.11.          Execution of Supplemental Instruments. Execute and deliver to Lender from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Lender may request, in order that the full intent of this Agreement may be carried into effect.

6.12.          Reserved.

6.13.          Government Receivables. Take all steps necessary to protect Lender’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Lender appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.14.          Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.14, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.14 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.14 constitute, and this Section 6.14 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

VII.         NEGATIVE COVENANTS.

No Borrower shall nor shall any Borrower permit a Guarantor or any Subsidiary of any Borrower or Guarantor to:

7.1.            Merger, Consolidation, Acquisition and Sale of Assets.

(a)              Enter into any merger, consolidation or other reorganization with or into any other Person (including the division of any Borrower into two or more entities) or acquire all or a substantial portion of the assets, Equity Interests, or any operating division of any Person or permit any other Person to consolidate with or merge with it, except (i) Permitted Acquisitions, and (ii) the De-ani Acquisition if no Default or Event of Default is continuing or would result therefrom.

(b)             Sell, lease, transfer or otherwise dispose of any of its properties or assets, except Permitted Dispositions.

7.2.             Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3.             Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of $250,000 for Borrowers on a Consolidated Basis, (c) guarantees by one or more Borrower(s) or Guarantor(s) of the Indebtedness or obligations of any other Borrower(s) or Guarantor(s) to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement, and (d) the endorsement of checks in the Ordinary Course of Business.

7.4.             Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments and Permitted Acquisitions.

7.5.             Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate other than Permitted Loans.

7.6.             Reserved.

7.7.             Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Borrower or Guarantor (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Borrower or Guarantor other than Permitted Dividends and dividends or distributions to any Borrower or Guarantor.

7.8.             Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9.             Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10.          Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except Permitted Affiliate Transactions.

7.11.          Reserved.

7.12.          Subsidiaries. Form any Subsidiary or enter into any partnership, joint venture or similar arrangement.

7.13.          Fiscal Year and Accounting Changes. Change its fiscal year from March 31 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14.          Pledge of Credit. Now or hereafter pledge Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such its business operations as conducted on the Closing Date.

7.15.          Amendment of Organizational Documents. (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any term or material provision of its Organizational Documents unless required by law, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Lender, (y) having received from Lender confirmation that Lender has taken all steps necessary for Lender to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral, and (z) in any case under clause (iv), having received the prior written consent of Lender to such amendment, modification or waiver.

7.16.          Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Lender of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17.          Prepayment of Indebtedness. Except as permitted pursuant to Section 7.18 hereof, at any time, directly or indirectly, prepay any Indebtedness (other than to Lender), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower or Guarantor or their respective Subsidiaries.

7.18.          HSBC Facility. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of or in connection with the HSBC Facility, except as permitted in the Intercreditor Agreement.

7.19.          HSBC Facility Agreements. Enter into any amendment, waiver or modification of the HSBC Facility Agreements without providing prior written notice to Lender, together with a draft thereof.

7.20.          Membership / Partnership Interests. Designate or permit any of their Subsidiaries to (a) treat their limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of the Uniform Commercial Code or (b) certificate their limited liability membership interests or partnership interests, as applicable.

VIII.        CONDITIONS PRECEDENT.

8.1.            Conditions to Initial Advances. The agreement of Lender to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lender, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)              Closing Documents. Lender shall have received each of the documents listed on the closing checklist prepared by Lender in connection with this Agreement, including each of the executed Other Documents;

(b)             Depository Accounts. Borrowers shall have opened Depository Accounts with Lender;

(c)              HSBC Facility. The HSBC Facility will have closed in accordance with the terms of the HSBC Facility Agreements.

(d)             No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower, Guarantor, their respective Subsidiaries or their officers or directors (A) in connection with this Agreement, the Other Documents, or any of the transactions contemplated thereby and which, in the reasonable opinion of Lender, is deemed material or (B) which could, in the reasonable opinion of Lender, have a Material Adverse Effect; and no injunction, writ, restraining order or other order of any nature materially adverse to any of them or the conduct of their business or inconsistent with the due consummation of this Agreement shall have been issued by any Governmental Body;

(e)              No Adverse Material Change. (i) Since March 31, 2018, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Lender shall have been proven to be inaccurate or misleading in any material respect;

(f)              Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with this Agreement shall be satisfactory in form and substance to Lender and its counsel.

8.2.            Conditions to Each Advance. The agreement of Lender to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)              Representations and Warranties. Each of the representations and warranties made in or pursuant to this Agreement, the Other Documents and any related agreements, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all respects on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

(b)             No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Lender, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)              Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.          INFORMATION AS TO BORROWERS.

Each Borrower shall, or shall cause Borrowing Representative to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1.           Disclosure of Material Matters. Immediately upon learning thereof, report to Lender all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2.           Borrowing Base; Schedules. Deliver to Lender on or before the thirtieth (30th) day of each month as and for the prior month: (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports, and (d) a Borrowing Base Certificate in form and substance satisfactory to Lender (which shall be calculated as of the last day of the prior month and which shall not be binding upon Lender or restrictive of Lender’s rights under this Agreement) In addition, each Borrower will deliver to Lender at such intervals as Lender may require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Lender may require including trial balances and test verifications. Lender shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Lender and executed by each Borrower and delivered to Lender from time to time solely for Lender’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Lender shall not affect, terminate, modify or otherwise limit Lender’s Lien with respect to the Collateral.

9.3.           Environmental. In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrowing Representative shall, within five (5) Business Days, give written notice of same to Lender detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Lender to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Lender with respect thereto.

9.4.            Litigation. Promptly notify Lender in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower, any Guarantor or their respective Subsidiaries, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5.            Material Occurrences. Immediately notify Lender in writing upon the occurrence of: (a) any Event of Default or Default, including any event of default under the HSBC Facility Agreements; (b) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the HSBC Facility Agreements; (c) any event, development or circumstance whereby any financial statements or other reports furnished to Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (e) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (fs) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6.            Memo Inventory. Promptly upon request of Lender, provide Lender with copies of all Lien filings with respect to Memo Inventory and all written notices issued to any Person with respect thereto.

9.7.            Annual Financial Statements. Furnish Lender within one hundred twenty (120) days after the end of each fiscal year of Borrowers, financial statements of Borrowers on a Consolidated Basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all with consolidating schedules and prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Lender. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8.            Quarterly Financial Statements. Furnish Lender within forty five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Borrowers on a Consolidated Basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a Consolidated Basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, all with consolidating schedules and prepared in accordance with GAAP applied on a basis consistent with prior practices, complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate.

9.9.            Beneficial Ownership; KYC. Furnish Lender: (i) such information and documentation as may reasonably be requested by Lender from time to time for purposes of compliance by Lender with applicable Laws (including without limitation the USA PATRIOT Act, Anti-Terrorism Laws, and other “know your customer” Laws), and any policy or procedure implemented by Lender to comply therewith; (ii) confirmation of the accuracy of the information set forth in the most recent Certification of Beneficial Owners provided to Lender, as and when requested by Lender; and (iii) a new Certification of Beneficial Owners in form and substance acceptable to Lender when the individual(s) identified as a controlling party and/or a direct or indirect individual owner on the most recent Certification of Beneficial Owners provided to Lender have changed.

9.10.          Other Reports. Furnish Lender as soon as available, but in any event within ten (10) days after the issuance thereof, (i) with copies of such financial statements, reports and returns as each Borrower shall send to the holders of its Equity Interests, and (ii) copies of all notices, reports, financial statements and other materials received or sent pursuant to the HSBC Facility Agreements.

9.11.          Additional Information. Furnish Lender with such additional information as Lender shall reasonably request in order to enable Lender to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by Borrowers including, without the necessity of any request by Lender, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12.          Projected Operating Budget. Furnish Lender, no later than thirty (30) days prior to the beginning of each Borrower’s fiscal years commencing with fiscal year 2020, a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13.          Reserved.

9.14.          Notice of Suits, Adverse Events. Furnish Lender with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor; and (v) copies of any material notices issued by any Person in connection with any Material Contract, including any notice of default, violation, non-renewal, expiration, or termination thereof.

9.15.          ERISA Notices and Requests. Furnish Lender with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16.          Additional Documents. Execute and deliver to Lender, upon request, such financial records, documents and agreements as Lender may, from time to time, reasonably request.

9.17.          Updates to Certain Schedules. Deliver to Lender promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.4 (Locations of equipment and Inventory), 5.9 (Intellectual Property, Source Code Escrow Agreements), and 5.24 (Equity Interests); provided, that absent the occurrence and continuance of any Event of Default, Borrower shall only be required to provide such updates on a monthly basis in connection with delivery of a Compliance Certificate with respect to the applicable month. Any such updated Schedules delivered by Borrowers to Lender in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Lender and attached to and made part of this Agreement.

9.18.          Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Lender any information such accountants may have concerning such Borrower’s financial status and business operations. Each Borrower hereby authorizes all Governmental Bodies to furnish to Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

X.            EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.          Nonpayment. Failure of any Borrower or Guarantor to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.

10.2.          Breach of Representation. Except as provided in Section 10.17, any representation or warranty made by any Borrower or Guarantor or deemed made in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3.          Financial Information. Failure by any Borrower or Guarantor to (i) furnish financial information when due hereunder or, if no due date is specified herein, within three (3) Business Days following a request therefor, or (ii) permit the inspection of books or records or access to premises for audits and appraisals in accordance with the terms hereof;

10.4.          Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Borrower’s or Guarantor’s Inventory or Receivables or (b) against a material portion of any Borrower’s or Guarantor’s other property which, in either case, is not stayed or lifted within thirty (30) days;

10.5.          Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3, 10.5(ii), and 10.17, (i) failure or neglect of any Borrower or Guarantor to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Borrower or any Guarantor and Lender, or (ii) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.5, 6.1, 6.3, 6.11, 6.13, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;

10.6.          Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Borrower or any Guarantor for an aggregate amount in excess of $100,000 or against all Borrowers or Guarantors for an aggregate amount in excess of $200,000 and (b) (i) action shall be legally taken by any judgment creditor to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Borrower or any Guarantor shall be senior to any Liens in favor of Lender on such assets or properties;

10.7.          Bankruptcy. Any Borrower, any Guarantor, any of their Subsidiaries shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.8.          Material Adverse Effect. The occurrence of any event or development which could reasonably be expected to have a Material Adverse Effect;

10.9.          Lien Priority. Any Lien created hereunder or provided for hereby or under any Other Document for any reason ceases to be or is not a valid and perfected Lien having a first-priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables or Inventory);

10.10.        HSBC Facility Default. If (a) an event of default has occurred under any of the HSBC Facility Agreements, (b) HSBC ceases to make advances under the HSBC Facility or decreases the advance rates under HSBC Facility, by agreement or otherwise, (c) HSBC makes a demand for repayment under the HSBC Facility, (d) any material modification is made to the HSBC Facility, including any such modification that would amend the definition of Metals Payment or Section 2.4 or 3.7 of the HSBC Facility Agreement, (e) the HSBC Facility is classified as Indebtedness on the balance sheet of Borrowers under GAAP, or (f) any Person party to the Intercreditor Agreement (other than Lender) breaches or violates, or attempts to terminate or challenge the validity of, such Intercreditor Agreement.

10.11.        Cross Default. Any (a) specified “event of default” under any Indebtedness (other than the Obligations) of any Borrower or Guarantor with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $250,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Borrower or Guarantor to accelerate such Indebtedness (and/or the obligations of Borrower or Guarantor thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness), (b) default, breach, expiration with non-renewal, failure to exercise an extension option, or termination shall occur under any Material Contract, or (c) default of the obligations of any Borrower or Guarantor under any other agreement to which it is a party shall occur which has or is reasonably likely to have a Material Adverse Effect;

10.12.       Breach of Guaranty or Pledge Agreement. Termination or breach of any Guaranty, Guarantor Security Agreement, or similar agreement executed and delivered to Lender in connection with the Obligations of any Borrower, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, or similar agreement;

10.13.       Change of Control. Any Change of Control shall occur;

10.14.       Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Lender or any Borrower challenges the validity of or its liability under this Agreement or any Other Document;

10.15.       Seizures. Any (a) portion of the Collateral shall be seized, subject to garnishment or taken by a Governmental Body, or any Borrower or any Guarantor, or (b) the title and rights of any Borrower or any Guarantor which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Lender, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.16.       Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Lender be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Lender, would have a Material Adverse Effect; or the occurrence of any Termination Event, or any Borrower’s failure to immediately report a Termination Event in accordance with Section 9.15 hereof; or

10.17.      Anti-Terrorism Laws. If (i) any representation or warranty contained in (x) Section 16.18 hereof or (y) any corresponding section of any Guaranty is or becomes false or misleading at any time, (ii) any Borrower shall fail to comply with Section 16.18 hereof, or (iii) any Guarantor shall fail to comply with its obligations under any section of any Guaranty containing provisions comparable to those set forth in Section 16.18 hereof.

XI.          LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.          Rights and Remedies.

(a)              Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lender to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Lender all Obligations shall be immediately due and payable and Lender shall have the right to terminate this Agreement and to terminate its obligation to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Sections 10.7(vii) hereof, the obligation of Lender to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, Lender shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Lender may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Lender may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Lender may deem advisable and Lender may require Borrowers to make the Collateral available to Lender at a convenient place. With or without having the Collateral at the time or place of sale, Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Lender may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Representative at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Lender may bid (including credit bid) for and become the purchaser, and Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Lender is granted a perpetual nonrevocable, royalty free, nonexclusive license and Lender is granted permission to use all of each Borrower’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Lender therefor.

(b)             To the extent that Applicable Law imposes duties on Lender to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Lender: (i) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2.          Lender’s Discretion. Lender shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Lender’s rights hereunder as against Borrowers.

11.3.          Setoff. In addition to any other rights which Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Lender or any of its Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Lender with respect to any deposits held by Lender.

11.4.          Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.          Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Lender on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Lender-Provided Interest Rate Hedges), or in respect of the Collateral, shall be applied to reduce the outstanding Obligations in such manner as Lender shall determine in its sole discretion.

11.6.          Appointment of Receiver.

(a)          Upon the occurrence and during the continuation of an Event of Default, Lender shall be entitled to the immediate appointment of a receiver for all or part of the Collateral, whether such receivership is incidental to a proposed sale of the Collateral or otherwise. In such event, Lender may take proceedings in any court of competent jurisdiction for the appointment of a receiver of the Collateral or of any part thereof or may, to the extent permitted by Applicable Law, by instrument in writing appoint any Person to be a receiver of the Collateral or of any part thereof and may remove any receiver so appointed by Lender and appoint another in that Person's stead. Any such receiver appointed by instrument in writing shall, to the extent permitted by Applicable Law, have all of the rights, remedies, benefits and powers of Lender under this Agreement and, without limiting the generality of the foregoing, any such receiver (or Lender) shall have the power to, to the full extent permitted by Applicable Law:

(i)              take possession of the Collateral or any part thereof;

(ii)             carry on or concur in carrying on all or any part or parts of the business of Borrowers relating to the Collateral;

(iii)           file such proofs of claim and other documents as may be necessary or advisable in order to have such receiver's claim lodged in any bankruptcy, winding-up or other judicial proceedings relative to Borrowers;

(iv)           borrow money required for the seizure, repossession, retaking, repair, insurance, maintenance, preservation, protection, collection, preparation for disposition, disposition or realization of the Collateral or any part thereof and for the enforcement of this Agreement or for the carrying on of the business of Borrowers on the security of the Collateral in priority to the security interest created under this Agreement; and

(v)            sell, lease or otherwise dispose of, or concur in the sale, lease or other disposition of, the whole or any part of the Collateral at public auction, by public tender or by private sale, lease or other disposition, either for cash or upon credit, at such time and upon such terms and conditions as the receiver may determine.

(b)          Any such receiver shall for all purposes be deemed to be the agent of the Borrowers. Lender may from time to time fix a commercially reasonable remuneration of such receiver. Lender shall not in any way be responsible for any misconduct or negligence of any such receiver. Each Borrower hereby consent to the appointment of any such a receiver without bond, to the full extent permitted by Applicable Law.

XII.         WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.          Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.          Delay. No delay or omission on Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.          Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.        EFFECTIVE DATE AND TERMINATION.

13.1.          Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, and Lender, shall become effective on the date hereof and shall continue in full force and effect until December 20, 2023 (the “Term”) unless sooner terminated as herein provided. Notwithstanding the duration of the Term, the Revolving Advances and Term Loans are due and payable in full on their respective Maturity Dates. Borrowers may terminate this Agreement at any time upon ninety (90) days prior written notice to Lender and payment in full of the Obligations.

13.2.          Termination. The termination of the Agreement shall not affect Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Lender and the other Secured Parties hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Lender with an indemnification satisfactory to Lender with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV.        RESERVED.

XV.         BORROWING AGENCY.

15.1.          Borrowing Agency Provisions.

(a)           Each Borrower hereby irrevocably designates Borrowing Representative to be its attorney and agent and in such capacity, whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication) to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Lender upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Representative.

(b)          The handling of this credit facility as a co-borrowing facility with a borrowing representative in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Lender shall not incur liability to Borrowers as a result thereof. To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Lender on any request or instruction from Borrowing Representative or any other action taken by Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)          All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Borrower, failure of Lender to give any Borrower notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Borrower, the release by Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2.         Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

15.3.         Cross Guaranty. Without limiting the joint and several nature of the Obligations, each Borrower hereby unconditionally guaranties the full and prompt payment and performance when due, whether by acceleration or otherwise, and at all times thereafter, of any and all present and future Obligations of each other Borrower. This guaranty shall in all respects be a continuing, absolute and unconditional guaranty of payment and performance (and not of collection), and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of any Borrower). Each Borrower hereby absolutely, unconditionally and irrevocably waives and agrees not to assert or take advantage of any defense based upon an election of remedies by Lender, including an election to proceed by non-judicial rather than judicial foreclosure, which destroys or impairs any right of subrogation or the right of a Borrower to proceed against any Person for reimbursement or both.

15.4.         Subordination. Each Borrower hereby covenants and agrees that the payment of the principal of and interest on, and any Lien for, all indebtedness, intercompany charges and other sums owing and claims of any nature whatsoever owed (other than payments or remittances of employee withholding, wages, pension payments, tax payments, and trust funds between Borrowers) to such Borrower by any other Borrower or any Guarantor (together, the “Intercompany Obligations”) are hereby expressly made subordinate to: (a) all Obligations now or hereafter incurred by any Borrower under this Agreement or any of the Other Documents, (b) interest thereon (including any such interest accruing subsequent to the filing of any proceeding brought under the Bankruptcy Code, whether or not such interest is allowed as a claim pursuant to the provisions of the Bankruptcy Code), and (c) all fees, expenses, indemnities and other amounts now or hereafter payable pursuant to or in connection with this Agreement and all Other Documents (collectively the “Senior Obligations”), and any Lien on any property or asset securing the Senior Obligations. Unless Lender provides its prior written consent, no payment or prepayment of any Intercompany Obligations (whether of principal, interest or otherwise) shall be made at any time prior to the payment in full, in cash, of the Senior Obligations, provided that the Borrowers may make payments or prepayments of Intercompany Obligations owed to other Borrowers if at the time of, and immediately after giving effect to, any such payment or prepayment, no Event of Default exists and is continuing. If any default occurs under the Intercompany Obligations, no Borrower will demand, accelerate, declare a default under, sue for, set off, accept, take or receive, directly or indirectly, in cash or other property or in any other manner, any payment of all or any part of the Intercompany Obligations without Lender’s prior written consent. No Borrower will sell, assign, pledge, encumber or otherwise dispose of any of the Intercompany Obligations owed to it. At the request of Lender, each of the Intercompany Obligations shall be evidenced by a promissory note (including, if applicable, any master intercompany note executed by Borrowers) on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Lender in its reasonable discretion and such note shall be delivered to Lender either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Borrower(s) that are the payee(s) on such note.

15.5.         Fraudulent Transfer Limitation. If, in any action to enforce the Obligations or any proceeding to allow or adjudicate a claim under this Agreement or the Other Documents, a court of competent jurisdiction determines that enforcement of the Obligations against any Borrower for the full amount of the Obligations is not lawful under, and would be subject to avoidance under, Section 548 of the Bankruptcy Code or any applicable provision of comparable state or federal law, the liability of such Borrower shall be limited to the maximum amount lawful and not subject to avoidance under such law.

15.6.         Contribution Among Borrowers. Borrowers desire to allocate among themselves in a fair and equitable manner their rights of contribution from each other when any payment with respect to the Obligations is made by one. Accordingly, if any payment is made by a Borrower (a “Funding Borrower”) that exceeds its Fair Share, the Funding Borrower shall be entitled to a contribution from each other Borrower in the amount of such other Borrower’s Fair Share Shortfall, so that all such contributions shall cause each Borrower’s Aggregate Payments to equal its Fair Share. For these purposes:

“Fair Share” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the ratio of (A) the Adjusted Maximum Amount of such Borrower to (B) the aggregate Adjusted Maximum Amounts of all Borrowers, multiplied by (ii) the aggregate amount paid on or before such date by all Funding Borrowers.

“Fair Share Shortfall” means with respect to a Borrower as of any date of determination, the excess (if any) of the Fair Share of such Borrower over the Aggregate Payments of such Borrower.

“Adjusted Maximum Amount” means with respect to a Borrower as of any date of determination, the maximum aggregate amount of the liability of such Borrower with respect to the Obligations, limited to the extent required under Section 15.5 (except that, for purposes solely of this calculation, any assets or liabilities arising by virtue of any rights to or obligations of contribution under this Section 15.6 shall not be counted as assets or liabilities of such Borrower).

“Aggregate Payments” means, with respect to a Borrower as of any date of determination, the aggregate net amount of all payments made on or before such date by such Borrower with respect to the Obligations (including under this Section 15.6).

The amounts payable as contributions hereunder shall be determined by the Funding Borrower as of the date on which the related payment or distribution is made by the Funding Borrower, and such determination shall be binding on the other Borrowers absent manifest error. The allocation and right of contribution among the Borrowers set forth in this Section 15.6 shall not be construed to limit in any way the liability of any Borrower with respect to the Obligations.

XVI.         MISCELLANEOUS.

16.1.         Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall be governed by and construed in accordance with the laws of the State of Ohio. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of Ohio, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Representative at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Lender’s option, by service upon Borrowing Representative which each Borrower irrevocably appoints as such Borrower’s agent for the purpose of accepting service within the State of Ohio. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the State of Ohio.

16.2.         Entire Understanding.

(a)          This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower and Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, and Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Lender may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Lender shall send a copy of any such modification to Borrowers (which copy may be provided by electronic mail).Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)         Any such supplemental agreement shall be binding upon Borrowers and Lender and all future holders of the Obligations. In the case of any waiver, Borrowers and Lender shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(c)         Lender is hereby authorized by Borrowers, at any time in Lender’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitment of Lender to make Revolving Advances hereunder has been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances to Borrowers which Lender, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement (the “Protective Advances”).

16.3.         Successors and Assigns; Participations; New Lenders.

(a)            This Agreement shall be binding upon and inure to the benefit of Borrowers and Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

(b)           Each Borrower acknowledges that in the regular course of commercial banking business Lender may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender hereunder had Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrowers’ prior written consent, and (ii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c)            Lender may, without notice to or the consent of Borrower, sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances and Term Loans under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (together with each Participant, collectively, the “Transferees” and each a “Transferee”). Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)           Notwithstanding anything to the contrary contained in this Agreement, Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

(e)            Each Borrower authorizes Lender to disclose to any Transferee and any prospective Transferee any and all financial information in Lender’s possession concerning such Borrower which has been delivered to Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with Lender’s credit evaluation of such Borrower.

16.4.         Application of Payments. Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

16.5.        Indemnity. Each Borrower shall defend, protect, indemnify, pay and save harmless Lender and each of its officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby, (iii) any Borrower’s or any Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality, any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Lender is a party thereto. Without limiting the generality of any of the foregoing, each Borrower shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Materials affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Lender. Borrowers’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials , in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Lender, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Lender or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Lender for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith.

16.6.         Notice. Any notice or request hereunder may be given to Borrowing Representative or any Borrower or to Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Borrowers are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a)           In the case of hand-delivery, when delivered;

(b)           If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)            In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)           In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)           In the case of electronic transmission, when actually received;

(f)            In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)           If given by any other means (including by overnight courier), when actually received.

(A)          If to Lender at:

PNC Bank, National Association

201 East Fifth Street

Cincinnati, Ohio 45202

Attention:	J. Kevin Brown
Telephone:	(513) 651-8434
Email:	kevin.brown@pnc.com

with a copy to:

Frost Brown Todd LLC

301 East Fourth Street, Suite 3300

Cincinnati, Ohio 45202

Attention:	Michael O’Grady
Telephone:	(513) 651-6482
Facsimile:	(513) 651-6981
Email:	mjogrady@fbtlaw.com

(B)          If to Borrowing Representative or any Borrower:

Quality Gold, Inc.

500 Quality Blvd.

Fairfield, Ohio 45014

Attention:	Dennis Horn
Telephone:	(513) 642-2491
Facsimile:	(513) 642-2452
Email:	dennis@qgold.com

with a copy to:

Schuh and Goldberg, LLP

2662 Madison Road

Cincinnati, OH 45208

Attention:	Stephen J. Schuh
Telephone:	(513) 321-2662
Email:	sschuh@sandg.net

16.7.          Survival. The obligations of Borrowers under Sections 2.2(d), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lender under Sections 2.18, 2.19, and 16.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8.          Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.          Expenses. Borrowers shall pay (i) all out-of-pocket expenses incurred by Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Lender), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Lender, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender), and shall pay all fees and time charges for attorneys who may be employees of Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances, and (iv) all reasonable out-of-pocket expenses of Lender’s regular employees and agents engaged periodically to perform audits of any Borrower’s or any Borrower’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10.      Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lender; therefore, Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.      Consequential Damages. Neither Lender, nor any agent or attorney for Lender, shall be liable to any Borrower, or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12.      Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.      Counterparts; Electronic Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto. Notwithstanding any other provision herein, this Agreement, the Other Documents, any amendments thereto, and any other information, notice, signature card, agreement or authorization related thereto may, at Lender’s option, be in the form of an electronic record. Any of the foregoing documents may, at Lender’s option, be signed or executed using electronic signatures. For the avoidance of doubt, the authorization under this Section may include, without limitation, use or acceptance by Lender of a manually signed paper which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery and/or retention.

16.14.      Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.      Confidentiality; Sharing Information. Lender and each Transferee shall hold all non-public information obtained by Lender and such Transferee pursuant to the requirements of this Agreement in accordance with Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to any prospective Transferee, (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Lender or any Transferee in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by Lender or by one or more Subsidiaries or Affiliates of Lender and each Borrower hereby authorizes Lender to share any information delivered to Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of Lender to enter into this Agreement, to any such Subsidiary or Affiliate of Lender, it being understood that any such Subsidiary or Affiliate of Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Lender in favor of any Borrower or any of any Borrower’s affiliates, the provisions of this Agreement shall supersede such agreements.

16.16.      Publicity. Each Borrower hereby authorizes Lender to make appropriate announcements of the financial arrangement entered into among Borrowers and Lender, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender shall in its sole and absolute discretion deem appropriate.

16.17.      Certifications From Banks and Participants; USA PATRIOT Act.

(a)           Any assignee or participant of Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Lender the certification, or, if applicable, recertification, certifying that such assignee or participant is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)           The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, Lender may from time to time request, and each Borrower shall provide to Lender, such Borrower's name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18.      Anti-Terrorism Laws.

(a)            Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)         Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) Borrowers shall promptly notify Lender in writing upon the occurrence of a Reportable Compliance Event.

Signature Pages Follow

Each of the parties has signed this Agreement as of the day and year first above written.

Quality Gold, Inc.

By:	/s/ Michael Langhammer
Michael Langhammer
Chief Executive Officer

MTM, Inc.

By:	/s/ Michael Langhammer
Michael Langhammer
Vice President

Gold Limited Liability Company

By:	/s/ Michael Langhammer
Michael Langhammer
Chief Financial Officer

LogoArt LLC

By:	/s/ Michael Langhammer
Michael Langhammer
Manager

Signature Page to Revolving Credit, Term Loan and Security Agreement (Quality Gold, Inc.)

S-1

PNC Bank, National Association,
as Lender

By:	/s/ David C. Beckett
David C. Beckett
Senior Vice President

Signature Page to Revolving Credit, Term Loan and Security Agreement (Quality Gold, Inc.)

S-2